Exhibit 99.1

ARMSTRONG FLOORING REPORTS SECOND QUARTER 2017 RESULTS

•	Net Income of $5.4 Million

•	Adjusted EBITDA of $25.1 Million

•	Repurchased $9.5 Million of Stock Under $50 Million Share Repurchase Program

•	Announces planned closing of two wood flooring manufacturing facilities

•	Completed Acquisition of the Vinyl Composition Tile (“VCT”) Assets of Mannington Mills

•	Revises Adjusted EBITDA guidance for full year 2017

Lancaster, PA, August 7, 2017. Armstrong Flooring, Inc. (NYSE: AFI) (“Armstrong Flooring” or the “Company”), North America’s largest producer of resilient and wood flooring products, today reported financial results for the second quarter ended June 30, 2017.

Don Maier, Chief Executive Officer, commented: “Second quarter 2017 results were disappointing to us and fell short of our expectations, with the main driver soft demand in our legacy categories, primarily residential sheet and wood flooring. Our LVT sales continued to grow at a double-digit rate, although they did not fully offset the declines in other areas. In response to the challenging results, which we expect to continue through year end, we are taking active steps to transition our Company to deliver our medium term financial goals.”

Mr. Maier continued, “We are intensifying our efforts on innovation-based growth initiatives, taking a harder line on costs and rationalizing our manufacturing footprint.

•	We have completed our previously-announced organizational realignment, which we continue to expect to generate annualized SG&A savings of $6 million to $7 million.

•	In June, we completed the acquisition of Mannington’s VCT assets, which improves our capacity utilization as we increase sales in this attractive category using our existing production facilities.

•	Additionally, we have announced the planned closing of two wood flooring facilities, which we expect to improve our cost positon in the future.

These announced actions, along with other planned initiatives, reinforce our commitment to achieving a 10% EBITDA margin by 2020, under a range of growth scenarios.”

Second Quarter of 2017 Results Compared with Second Quarter of 2016 Results

Consolidated Results

(Dollars in millions except per share data)	Three Months Ended June 30,
	2017	2016	Change
Net sales	$297.3	$323.7	(8.1%)
Operating income	$9.9	$13.8	(27.6%)
Net income	$5.4	$7.0	(22.1%)

Diluted income per share	$0.20	$0.25	(20.0%)
Adjusted EBITDA	$25.1	$32.6	(22.9%)
Adjusted EBITDA margin	8.4%	10.1%	(170	) bps
Adjusted net income	$7.2	$13.0	(44.5%)
Adjusted diluted income per share	$0.26	$0.46	(43.8%)

In the second quarter of 2017, net sales were $297.3 million as compared to $323.7 million in the second quarter of 2016, a result of a decline in net sales in both the Wood Flooring and Resilient Flooring segments.

Second quarter 2017 net income was $5.4 million, or $0.20 per diluted share, as compared to $7.0 million, or $0.25 per diluted share, in the prior year quarter. Adjusted net income was $7.2 million, or $0.26 per diluted share, as compared to $13.0 million, or $0.46 per diluted share, in the prior year quarter.

Second quarter 2017 adjusted EBITDA was $25.1 million, as compared to $32.6 million in the prior year quarter, with the decline attributable to the impact of lower net sales which more than offset lower selling, general, and administrative costs as well as lower manufacturing costs.

Resilient Flooring Segment

	Three Months Ended June 30,
(Dollars in millions)	2017	2016	Change
Net sales	$187.8	$194.7	(3.6%)
Operating income	$12.5	$13.4	(6.3%)
Adjusted EBITDA	$23.7	$23.0	3.1%
Adjusted EBITDA margin	12.6%	11.8%	80	bps

Net sales were $187.8 million as compared to $194.7 million in the prior year period. Net sales declined due to lower volume and price from market pressures in legacy categories, primarily in resilient sheet products. This was partially offset by double-digit growth in the LVT category, which drove favorable mix.

Operating income was $12.5 million in the quarter as compared to $13.4 million in the prior year quarter. Adjusted EBITDA was $23.7 million as compared to $23.0 million in the prior year quarter, with the improvement driven by improved manufacturing costs, including lower costs related to the LVT manufacturing operations, and lower SG&A, which more than offset the impact of lower year-on-year net sales.

Wood Flooring Segment

	Three Months Ended June 30,
(Dollars in millions)	2017	2016	Change
Net sales	$109.5	$129.0	(15.1%)
Operating income (loss)	($2.6)	$0.4	N/M
Adjusted EBITDA	$1.4	$9.6	(85.1%)
Adjusted EBITDA margin	1.3%	7.5%	(620	) bps

Net sales were $109.5 million as compared to $129.0 million in the prior year quarter with the decline driven by lower volumes, primarily in solid wood. Volume was impacted by lower promotional activity as compared to the prior year quarter, along with inventory adjustments at key strategic accounts. Favorable mix offset a decline in price, which was modestly lower in response to industry price pressure.

The operating loss was ($2.6) million, compared to operating income of $0.4 million in the prior year quarter. Adjusted EBITDA was $1.4 million as compared to $9.6 million in the prior year quarter, attributable to the impact of lower net sales. In addition, the Company incurred expenses of $1.5 million as a result of a severe weather event at its plant in West Plains, Missouri during the second quarter.

Share Repurchase Program

During the second quarter of 2017, the Company repurchased approximately 516,000 shares at an aggregate value of $9.5 million under its $50 million share repurchase program. Since the inception of the share repurchase program in March 2017, the Company has repurchased approximately 784,000 shares at an aggregate value of $14.4 million.

Acquisition of the VCT Assets of Mannington Mills

In June 2017, the Company completed its previously announced definitive asset purchase agreement to acquire the VCT assets of Mannington Mills, a nationally recognized flooring company. Armstrong Flooring intends to use its existing plant and distribution networks to accommodate the additional VCT volume from the acquisition in order to drive top and bottom line benefits through increased scale and capacity utilization. On a pro forma basis, the acquisition of the assets for Mannington Mills’ VCT business would have contributed approximately $20 million(1) of net sales to Armstrong Flooring for the trailing twelve month period ended March 31, 2017.

Manufacturing Facility Update

In August 2017, the Company announced the planned closing of two manufacturing facilities in its Wood Flooring segment, including a solid wood plant in Jackson, Tennessee and an engineered wood plant in Vicksburg, Mississippi. This decision was made primarily to rationalize the plant network in response to challenging demand. Furthermore, the significant productivity benefits realized in the Wood Flooring segment during the past several years allow the Company to consolidate its manufacturing network while still effectively serving its customers. The closing of the plants is expected to be completed in the fourth quarter of 2017, and the Company expects to incur one-time pre-tax cash expenditures in 2017 totaling $3 million to $5 million, in connection with the plant closures. Annual pre-tax savings from these actions are expected to be in the range of $8 million to $10 million.

Full Year 2017 Outlook

Based on first half results and current market conditions, for the full year 2017 the Company now expects adjusted EBITDA to be in the range of $60 million to $70 million, as compared to a prior range of $75 million to $85 million. The Company expects capital expenditures to be approximately $45 million. The Mannington VCT acquisition is not expected to have any material impact to adjusted EBITDA for the full year 2017 and remains on track to be accretive to earnings in 2018.

Conference Call and Webcast

The Company will host a live webcast and conference call to review second quarter results on Monday, August 7, 2017 at 9:00 a.m. ET. The live webcast and accompanying slide presentation will be available in the Investors section of the Company’s website at www.armstrongflooring.com. To participate in the call, please dial 877-407-0789 (domestic) or 201-689-8562 (international). A replay of the conference call will be available for 90 days, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13665750.

About Armstrong Flooring

Armstrong Flooring, Inc. (NYSE: AFI) is a global leader in the design and manufacture of innovative flooring solutions that inspire spaces where people live, work, learn, heal and play SM. Headquartered in Lancaster, Pa., Armstrong Flooring is the #1 manufacturer of resilient and wood flooring products across North America. The Company safely and responsibly operates 17 manufacturing facilities in three countries and employs approximately 3,900 individuals, all working together to provide the highest levels of service, quality and innovation to ensure it remains as strong and vital as its 150-year heritage. Learn more at www.armstrongflooring.com.

Forward Looking Statements

Disclosures in this release and in our other public documents and comments, including statements regarding expenditures, annual savings, and closure activities, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in our reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

(1) Estimated net sales retained from the acquisition of the assets for Mannington Mills’ VCT business had the acquisition occurred at the beginning of the trailing twelve month period ended March 31, 2017.

Contact Information

Investors:

Douglas Bingham

VP, Treasury and Investor Relations

717-672-9300

IR@armstrongflooring.com

Media:

Steve Trapnell

Corporate Communications Manager

717-672-7218

aficorporatecommunications@armstrongflooring.com

Armstrong Flooring, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(Dollars in millions except per share data)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Net sales	$297.3	$323.7	$562.5	$608.1
Cost of goods sold	240.2	258.5	458.3	493.0

Gross profit	57.1	65.2	104.2	115.1
Selling, general and administrative expenses	47.2	51.4	103.9	103.2

Operating income	9.9	13.8	0.3	11.9
Interest expense	0.7	0.7	1.2	0.7
Other expense	0.2	1.7	—	1.8

Income (Loss) from continuing operations before income taxes	9.0	11.4	(0.9)	9.4
Income tax expense	3.6	4.4	1.5	4.9

Income (Loss) from continuing operations	5.4	7.0	(2.4)	4.5
Net gain from discontinued operations	—	—	—	1.7

Net income (loss)	$5.4	$7.0	$(2.4)	$6.2

Weighted average number of common shares outstanding — Basic	27.7	27.9	27.9	27.8

Basic earnings (loss) per share of common stock	$0.20	$0.25	$(0.08)	$0.22

Weighted average number of common shares outstanding — Diluted	28.0	28.3	27.9	28.0

Diluted earnings (loss) per share of common stock	$0.20	$0.25	$(0.08)	$0.22

Condensed Consolidated Balance Sheet

(Unaudited)

(Dollars in millions except par value)

	June 30, 2017	December 31, 2016
Assets
Current Assets:
Cash	$39.3	$30.6
Accounts and notes receivable, net	94.2	76.0
Inventories, net	280.5	272.1
Income tax receivable	4.5	2.4
Prepaid expenses and other current assets	25.0	23.8

Total current assets	443.5	404.9
Property, plant, and equipment, net	442.3	445.2
Prepaid pension costs	1.0	0.2
Intangible assets, net	76.1	42.6
Deferred income taxes	4.6	4.5
Other non-current assets	6.3	7.0

Total assets	$973.8	$904.4

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$168.6	$163.0
Income taxes payable	0.7	0.4

Total current liabilities	169.3	163.4
Long-term debt	91.1	21.2
Postretirement benefit liabilities	73.2	75.5
Pension benefit liabilities	1.5	1.6
Other long-term liabilities	8.5	9.1
Noncurrent income taxes payable	1.8	1.7
Deferred income taxes	16.4	8.4

Total liabilities	361.8	280.9
Total stockholders’ equity	612.0	623.5

Total liabilities and stockholders’ equity	$973.8	$904.4

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of restructuring charges and related costs, impairments, the non-cash impact of the U.S. pension plan, and certain other gains and losses. Free cash flow is defined as net cash from operating activities less purchases of property, plant and equipment plus proceeds from the sale of property, plant and equipment. The Company uses these adjusted performance measures in managing the business, including in communications with its Board of Directors and employees, and believes that they can provide users of this financial information with meaningful comparisons of operating performance between current and prior periods. In addition, the Company has applied pro forma adjustments to the non-GAAP results for periods prior to the Company’s separation from its former parent. For periods ending prior to April 1, 2016, the pro forma adjustments represent estimated incremental expenses that would have been incurred had the separation occurred on January 1, 2015 with equivalent outstanding borrowings; for the first quarter of 2016, the pro forma adjustment removes expenses allocated to the Company by its former parent that are not indicative of the estimated expenses the Company would incur post-separation. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as its prospects for future performance. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies. The Company does not provide financial guidance for forecasted net income since certain items that impact net income are outside of our control and cannot be reasonably predicted. Therefore, the Company is unable to provide a reconciliation of its Adjusted EBITDA guidance to net income, the most comparable financial measure calculated in accordance with GAAP.

(Dollars in millions except per share data)
	Three Months Ended June 30,
	2017			2016
	Total	Resilient	Wood	Total	Resilient	Wood
Net Income	$5.4			$7.0
Interest Expense	0.7			0.7
Other Expense	0.2			1.7
Taxes	3.6			4.4

Operating Income (Loss)	9.9	12.5	(2.6)	13.8	13.4	0.4
Depreciation and amortization	12.5	8.8	3.8	10.8	7.8	3.0
Expense related to cost reductions and acquisition, and multilayered wood flooring duties	0.3	0.5	(0.2)	5.9	—	5.9
U.S. pension expense	2.3	1.9	0.4	2.2	1.8	0.4
Adjusted EBITDA	$25.1	$23.7	$1.4	$32.6	$23.0	$9.6

	Three Months Ended June 30,
	2017		2016
	$ million	Per diluted share	$ million	Per diluted share
Net Income	$5.4	$0.20	$7.0	$0.25
Expenses related to cost reductions and acquisitions and multilayered wood flooring duties	0.3		5.9
U.S. pension expense	2.3		2.2
Other Expense	0.2		1.7
Tax impact of adjustments at statutory rate	(1.1)		(3.7)

Adjusted Net Income	$7.2	$0.26	13.0	$0.46

Columns may not foot due to rounding.